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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Haslehurst                      Geoffrey                P.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

  c/o Command Security Corporation
  Boundary House, Cricket Field Road
--------------------------------------------------------------------------------
                                    (Street)

  Uxbridge, Middlesex, UB81QG, United Kingdom
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Command Security Corporation CMMD

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     01/03

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                               6.
                                                                 4.                             5.             Owner-
                                                                 Securities Acquired (A) or     Amount of      ship
                                                    3.           Disposed of (D)                Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)            Beneficially   Direct    Nature of
                                      2.            Code         -------------------------------Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)            of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price   (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)            and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
Common Stock
  par value $.0001                                                                              23,500         D

-----------------------------------------------------------------------------------------------------------------------------------
Common Stock
  par value $.0001                                                                              1,617,339      I         By Reliance
                                                                                                                         Security
                                                                                                                         Group, plc
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
===================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                 10.
                                                                                                        9.       Owner-
                                                                                                        Number   ship
                                                                                                        of       Form
          2.                                                                                            Deriv-   of
          Conver-                  5.                                   7.                              ative    Deriv-  11.
          sion                     Number of                            Title and Amount                Secur-   ative   Nature
          or                       Derivative   6.                      of Underlying           8.      ities    Secur-  of
          Exer-            4.      Securities   Date                    Securities              Price   Bene-    ity:    In-
          cise     3.      Trans-  Acquired (A) Exercisable and         (Instr. 3 and 4)        of      ficially Direct  direct
          Price    Trans-  action  or Disposed  Expiration Date         ----------------        Deriv-  Owned    (D) or  Bene-
1.        of       action  Code    of(D)        (Month/Day/Year)                  Amount        ative   at End   In-     ficial
Title of  Deriv-   Date    (Instr. (Instr. 3,   -------------------               or            Secur-  of       direct  Owner-
Derivativ ative    (Month/ 8)      4 and 5)     Date        Expira-               Number        ity     Month    (I)     ship
Security  Secur-   Day/    ------  ------------ Exer-       tion                  of            (Instr. (Instr.  (Instr. (Instr.
(Instr. 3 ity      Year)   Code V   (A)   (D)   cisable     Date        Title     Shares        5)      4)       4)      4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Warrant   $1.875                                Immediately 09/31/01(1) Common    150,000                        I       By Reliance
                                                                                                                         Security
                                                                                                                         Group, plc
------------------------------------------------------------------------------------------------------------------------------------
Warrant   $1.03125                              Immediately 11/10/04    Common    150,000                        I       By Reliance
                                                                                                                         Security
                                                                                                                         Group, plc
------------------------------------------------------------------------------------------------------------------------------------
Warrant   $1.25                                 11/13/01    11/13/05    Common    2,298,092                      I       By Reliance
                                                                                                                         Security
                                                                                                                         Group, plc
------------------------------------------------------------------------------------------------------------------------------------
Preferred                                       Immediately             Common    12,325.35(2)                   I       By Reliance
                                                                                                                         Security
                                                                                                                         Group, plc
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

Mr. Haslehurst voluntarily resigned from the Board of Directors of Command Security Corporation effective as of January 14, 2003.


(1)  Warrant expired.

(2)  Convertible into 1,232,535 shares of the Company's Common Stock.



                  /s/ Geoffrey P. Haslehurst               January 23, 2003
                  -------------------------------          ----------------
                  **Signature of Reporting Person                Date


**Intentional misstatements or omissions of fact constitute Federal criminal violations. See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
     If space provided is insufficient, see Instruction 6 for procedure.